Exhibit 5

General Electric Company
3135 Easton Turnpike, Fairfield, CT 06828

November 13, 2009

General Electric Company
3135 Easton Turnpike
Fairfield, CT 06828

Re:	Proposed Offering of up to 12,000,000 Shares of Common Stock Pursuant to the First Restatement of the General Electric International Employee Stock Purchase Plan

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-8 (the “Registration Statement”), of General Electric Company, a New York corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act and the proposed issuance and sale under the First Restatement of the General Electric International Employee Stock Purchase Plan (the “Plan”) of up to 12,000,000 shares of the Company’s Common Stock, par value $.06 per share (the “Shares”).

In connection therewith, I have examined the originals, or photostatic or certified copies, of such records of the Company and of public officials and such other documents as I have deemed relevant and necessary as the basis for the opinions set forth below. In my examination, I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies. I have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder. Finally, I have assumed the accuracy of all other information provided to me by the Company during the course of my investigation, on which I have relied in issuing the opinion expressed below.

Based upon and subject to the foregoing and in reliance thereon, and assuming that subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents that I have examined, I am of the opinion that, when certificates representing the Shares have been issued, sold and delivered in accordance with the terms set forth in the Plan and the authorizations and procedures relating thereto against payment of due consideration therefor, and when the Registration Statement has become effective under the Securities Act, the Shares will be validly issued, fully paid and, subject to the provisions of Section 630 of the New York Business Corporation Law, non-assessable.

I express no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America. This opinion is limited to the current laws of the State of New York and the current federal laws of the United States, and to the current judicial interpretations thereof and to the facts as they exist on the date hereof. I assume no obligation to revise or supplement the opinion should the present laws, or the interpretation thereof, be changed in respect of any circumstances or events that occur subsequent to the date hereof.

I consent to the filing of this opinion as an exhibit to the Registration Statement, and I further consent to the use of my name under Item 5 in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Craig T. Beazer
Craig T. Beazer Corporate and Securities Counsel